Exhibit 23.3

WestLand Engineering & Environmental Services, Inc.

6491 Longley Lane, Suite 5

Reno, NV 89511

CONSENT OF THIRD-PARTY QUALIFIED PERSON

WestLand Engineering & Environmental Services, Inc.(“WestLand”), in connection with the filing of the Current Report on Form 8-K of Hycroft Mining Holding Corporation (the “Company”), to be filed on or about February 17, 2026 (the “Form 8-K”), consents to:

●	the filing of the technical report summary titled “Hycroft Technical Report Summary and Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “TRS”), with an effective date of January 21, 2026, as an exhibit to and referenced in the Form 8-K;

●	the incorporation by reference of the TRS in the Company’s Registration Statements on Form S-1 (Registration No. 333-264293), Form S-3 (Registration Nos. 333-257567, 333-279292, 333-290760 and 333-292470) and Form S-8 (Registration Nos. 333-249620, 333-265434, 333-292803 and 333-280193) (collectively, the “Registration Statements”);

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 8-K, the Registration Statements and the TRS; and

●	the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 8-K and the Registration Statements.

WestLand is responsible for authoring, and this consent pertains to the following Sections of the TRS: 3.8.

February 15, 2026

Signature of Authorized Person for
WestLand Engineering & Environmental Services, Inc.

Print name of Authorized Person for
WestLand Engineering & Environmental Services, Inc.